As filed with the U.S. Securities and Exchange Commission on March 27, 2026

Registration No. 333-284997

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LogicMark, Inc.

(Exact name of registrant as specified in its charter)

Nevada	7381	46-0678374
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

LogicMark, Inc.
2801 Diode Lane
Louisville, KY 40299
(502) 442-7911

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Archer

Chief Financial Officer

LogicMark, Inc.
2801 Diode Lane
Louisville, KY 40299
(502) 442-7911

(Name, address, including zip code, and telephone number, including area code, of agent for service)

David E. Danovitch, Esq. Michael DeDonato, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 (212) 660-3060	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 (212) 421-4100

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to 462(d) under the Securities Act and will be effective upon filing.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-284997

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-284997) (the “Registration Statement”), is being filed solely to include as an exhibit to the Registration Statement BPM LLP’s consent to the use of its report dated March 27, 2026, with respect to the financial statements of LogicMark, Inc. (the “Company”), included in the Company’s Annual Report on Form 10-K, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 27, 2026.

The information set forth in the Registration Statement on Form S-1, as amended (File No. 333-284135) (the “Prior Registration Statement”), which the Company originally filed with the SEC on January 3, 2025, and which the Commission declared effective on February 14, 2025, including all amendments, supplements and exhibits thereto and each of the documents filed by the Registrant with the Commission and incorporated or deemed to be incorporated therein, are incorporated by reference into this Registration Statement.

Item 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this registration statement or incorporated by reference herein:

Exhibit No.	Description
5.1**	Opinion of Sullivan & Worcester LLP (1)
23.1**	Consent of BPM LLP, Independent Registered Public Accounting Firm (1)
23.2**	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1) (1)
23.3**	Consent of BPM LLP, Independent Registered Public Accounting Firm (2)
23.4*	Consent of BPM LLP, Independent Registered Public Accounting Firm
24.1**	Power of Attorney (included on the signature page of the Prior Registration Statement filed with the Commission on January 3, 2025)
107**	Filing Fee Table (1)

*	Filed herewith.
**	Previously filed.
(1)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-284135), with the SEC on February 11, 2025.
(2)	Filed as an Exhibit to the Company’s Post-Effective Amendment No. 1 to its Registration Statement on Form S-1, as amended (File No. 333-284997), filed with the SEC on March 31, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, in the State of Kentucky, on March 27, 2026.

LogicMark, Inc.

Date: March 27, 2026	By:	/s/ Mark Archer
Mark Archer
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer and Director	March 27, 2026
Chia-Lin Simmons	(Principal Executive Officer)

*	Chief Financial Officer	March 27, 2026
Mark Archer	(Principal Financial Officer and Principal Accounting Officer)

*	Director	March 27, 2026
Carine Schneider

*	Director	March 27, 2026
John Pettitt

*	Director	March 27, 2026
Barbara Gutierrez

*	Director	March 27, 2026
Robert Curtis

* By:	/s/ Mark Archer
Name:	Mark Archer
Attorney-in-fact

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